I:\NSAR Attachments\N4H9\10.31.06\MTA Amendment No. 5.DOC

               SMITH BARNEY OREGON MUNICIPALS FUND

                         AMENDMENT NO. 5
                               TO
                     MASTER TRUST AGREEMENT


      AMENDMENT NO. 6 to the Master Trust Agreement dated  as  of
March  10,  1994 (as amended to date, the "Agreement")  of  Smith
Barney Oregon Municipals Fund (the "Trust"), made as of the 15th day of March 2006.

                           WITNESSETH:

      WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

     WHEREAS, the Trustees have the authority under Section 4.1 of the Agreement to issue classes of shares (as defined in the Agreement) of any Sub-Trust (as defined in the Agreement) or divide the shares of any Sub-Trust into classes, each class having such different dividend, liquidation, voting and other rights as the Trustees may determine, and to establish and designate the specific classes of shares of each Sub-Trust; and

     WHEREAS, a majority of the Trustees voted to change the name of the Trust to "Legg Mason Partners Oregon Municipals Fund", such change to be effective April 7, 2006; and

      WHEREAS, a majority of the Trustees voted, effective  April
7, 2006, to change the name of the sole Sub-Trust of the Trust to Legg Mason Partners Oregon Municipals Fund;

      WHEREAS,  the undersigned has been duly authorized  by  the
Trustees  to  execute  and file this  Amendment  No.  5   to  the
Agreement;

     NOW, THEREFORE, effective April 7, 2006, the Agreement is hereby amended as follows:

1. Article I, Section 1.1 of the Agreement is hereby deleted and replaced with the following:

          Section 1.1 Name. This Trust shall be known as "Legg Mason Partners Oregon Municipals Fund" and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

2.   The first paragraph of Article IV, Section 4.2 of the
Agreement is hereby amended to read in pertinent part as follows:

          "Section 4.2 Establishment and Designation of
          Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-
          Trusts and classes, the Trustees hereby
          establish and designate the following Sub-
          Trusts and classes thereof: "Legg Mason
          Partners Oregon Municipals Fund", which shall consist of five classes designated as Class
          A, Class B, Class C, Class Y and Class Z shares. The shares of such Sub-Trusts and classes thereof and any shares of any further
          Sub-Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-
          Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:"

               .
     IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

               SMITH BARNEY OREGON MUNICIPALS FUND



                                   By:
                                   ______________________________
                                   _
                                   Name:  Michael Kocur
                                   Title:    Assistant Secretary